UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 20, 2011

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INTEL CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	000-06217	94-1672743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Mission College Blvd., Santa Clara, California 95054-1549

(Address of principal executive offices) (Zip Code)

(408) 765-8080

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                 Compensatory Arrangements of Certain Officers

On January 20, 2011, the Compensation Committee of the Board of Directors of Intel Corporation (the "Company") approved changes to the terms of performance based restricted stock units ("OSUs") for grants in 2011 to U.S. and non-U.S. management, including executive officers of the Corporation.  OSUs are designed to strike a balance between stock options and RSUs; they are performance-based and present upside potential for superior stock price performance while sharing some attributes of traditional RSUs by offering some value to the recipient, even if the stock price declines over the three-year measurement period.

OSUs vest three years and one month after the grant date. As amended, one OSU converts into the right to receive at least one-half of a share of Intel stock, but no more than two shares of Intel stock, depending on Intel’s performance relative to the performance of the comparison group. Intel’s and the comparison group's performance is measured by share price appreciation over the performance period, plus any dividends paid during the performance period (“TSR”). TSR is defined as the difference between the average closing price of the stock during the 6 months prior to and including the day of grant, and the average closing price of the stock during the 6 months prior to and including the end of the performance period plus dividends earned during the performance period, divided by the average closing price of the stock over the 6 months prior to and including the day of grant. The performance period ends 3 years from the date of grant. The performance of the comparison group is measured by the median 3-year TSR for the Tech 15 companies.  Tech 15 means the fifteen technology companies included in Intel’s peer group for determining executive compensation, as of the beginning of the performance period, regardless of any subsequent change in its make-up after the beginning of the performance period. Any companies in the Tech 15 which do not have publicly quoted stock prices at the end of the performance period will be factored into the median calculation at their final aggregate TSR for as long as they were publicly quoted during the performance period. The target conversion rate is 1 OSU converts into the right to receive 1 share of Intel stock. If Intel’s TSR is less than the TSR of the comparison group, then the conversion rate is the target conversion rate decreased by a one-to-two and one-half margin (1:2.5). For example, if Intel underperforms the comparison group by 10 percentage points, the target rate would be decreased by 25% so that 1 OSU converts into the right to receive 0.75 of a share of Intel stock. If Intel outperforms the comparison group, then the conversion rate is the target conversion rate increased by a one-to-five margin (1:5), but in no case will more than two shares be issued for each OSU. For example, if Intel outperforms the comparison group by 5 percentage points, the target rate would be increased by 25% so that 1 OSU converts into the right to receive 1.25 shares of Intel stock.

For OSUs granted in 2009 and 2010, the minimum conversion rate was 33% of a share, with the conversion rate decreasing at a rate of a one-to-two margin if Intel underperformed the peer group and increasing at a rate of one-to-three margin.  In addition, the peer group against which Intel’s TSR is measured formerly consisted of the Tech 15 and the S&P 100, and Intel’s TSR was measured against its closing stock price on the date the OSUs were granted.

OSUs otherwise operate as described in the Corporation’s Form 8-K filed on April 2, 2009.  The foregoing description is qualified by reference to the terms and conditions of the forms of OSU agreements filed with this Form 8-K.

On January 20, 2011, the Compensation Committee also approved a change to the terms of restricted stock units ("RSUs") granted in 2011 to U.S. and non-U.S management, including executive officers of the Corporation. As amended, RSUs granted to U.S. and non-U.S. employees, including executive officers, will vest quarterly over three years, instead of annually over four years as with past grants.  RSUs otherwise operate as described in the Corporation’s Form 8-K filed on July 6, 2006.  The foregoing description is qualified by reference to the terms and conditions of the forms of RSU agreements filed with this Form 8-K.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibit is filed as part of this Report:

Exhibit Number	Description
99.1	Restricted Stock Unit Agreement under the 2006 Equity Incentive Plan (for RSUs granted after January 20, 2011 under the standard MCM-RSU program)
99.2	Restricted Stock Unit Agreement under the 2006 Equity Incentive Plan (for RSUs granted after January 20, 2011 under the standard OSU program)
99.3	Standard Terms and Conditions Relating to Restricted Stock Units Granted on and after January 20, 2011 under the Intel Corporation 2006 Equity Incentive Plan (standard OSU program)
99.4	Standard Terms and Conditions Relating to Restricted Stock Units Granted on and after January 20, 2011 under the Intel Corporation 2006 Equity Incentive Plan (standard MCM-RSU program)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEL CORPORATION (Registrant)
/s/ Cary I. Klafter
Date: January 26, 2011	Cary I. Klafter Corporate Secretary